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                         FIRST DEFIANCE FINANCIAL CORP.
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Board of Directors
First Defiance Financial Corp.


Gentlemen:

     As you are aware, the First Defiance Board of Directors has recommended that the shareholders approve the First Defiance Financial Corp. 2005 Stock Option and Incentive Plan at the 2005 Annual Meeting. We have received informal feedback regarding a concern that Section 12 of the Plan may permit the repricing of stock options. Generally, Section 12 provides that the Board may authorize the modification of outstanding stock options in a manner that the Board believes to be in the best interests of First Defiance.

     First Defiance has never repriced its outstanding stock options and does not intend to do so with any options awarded under this Plan. Therefore, to eliminate any concern that the Board may reprice options, management recommends to the First Defiance Board that, if the Plan is adopted by shareholders, the Board amend the Plan to add the following at the end of Section 12:

     Notwithstanding the foregoing, neither the Board nor the Committee shall have the authority to modify Stock Options in a manner that will have the effect of repricing the Stock Options to a lower exercise price, except in connection with a change in capitalization pursuant to Section 10.

     We will schedule consideration of this amendment at the meeting of the Board to be held on May 16, 2005.

                                            Sincerely,


                                            /s/ William J. Small

                                            William J. Small
                                            Chairman, President and CEO